SUPPLEMENTAL RETIREMENT AGREEMENT

             This Supplemental Retirement Agreement dated as of _______________, 2001, between Cobalt Corporation (the “Company”) and Thomas R. Hefty (“Hefty”).

RECITALS

a.	Hefty has served as Chairman, President and Chief Executive Officer of the Company or its predecessor for 16 years, during which time Hefty has contributed significantly to the growth and welfare of the Company’s predecessor and the Company.

b.	When Hefty became President of Blue Cross & Blue Shield United of Wisconsin, a wholly owned subsidiary of the Company (“BCBSUW”), and the Company’s predecessor, they were experiencing severe financial difficulties, and Hefty was primarily responsible for restoring them to financial solvency.

c.	Hefty was primarily responsible for the creation by the Company’s predecessor of the joint venture between American Medical Security, Inc. (“AMS”) and the Company’s predecessor, which resulted in the Company’s predecessor acquiring 100% of the outstanding common stock of AMS and the subsequent separation of AMS and the Company through a spinoff (“Spinoff”) to shareholders. As a result of the Spinoff, BCBSUW now holds approximately 44 percent of the issued and outstanding Common Stock of AMS.

d.	Hefty led the conversion of BCBSUW from a service insurance corporation to a stock insurance corporation and subsequent combination with the Company, which, among other things, resulted in the creation of the Wisconsin United For Health Foundation, Inc. (the “Foundation”) and the issuance of 31.3 million shares of the newly issued stock of the Company to the Foundation to be used to fund public health initiatives for the State of Wisconsin.

e.	As a result of these achievements, the Company desires to supplement the retirement benefits Hefty will receive from the Company’s benefit plans.

AGREEMENT

             NOW, THEREFORE, the Company and Hefty agree as follows:

             1.          Supplemental Retirement Payment.

(a)	Payment. Upon the earlier of Hefty's (i) Retirement, (ii) death, (iii)Disability (iv) termination of employment by the Company for any reason other than for Cause or (v) termination of employment for Good Reason (collectively, a "Termination"), Hefty (or his designed beneficiary or estate, as the case may be) shall receive a single, lump sum supplemental retirement payment of one million dollars ($1,000,000) within 30 days of Hefty’s Termination (or at such later date provided in Section 2 of this Agreement).

(b)	Definition of Cause, Good Reason, Disability and Retirement For purposes of this Agreement “Cause”, “Good Reason” and “Disability” shall be defined as such terms are defined in the Executive Severance Agreement between Hefty and the Company dated June _____, 2001. Retirement shall mean termination of employment by Hefty after he has attained age 55.

2.	Deferral of Payments. To the extent any payment made to Hefty hereunder would be nondeductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Hefty agrees that such payment shall be deferred until Hefty ceases to be a “covered employee” under Section 162(m) of the Code. Any amounts deferred shall be held in a rabbi trust and shall be credited with interest at the prime rate of interest as quoted by M&I Marshall & Ilsley Bank.

             3.          Successors and Assignment.

(a)	Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(b)	Assignment by Hefty. This Agreement shall inure to the benefit of and be enforceable by Hefty’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

             4.          Miscellaneous.

(a)	Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as shall be legally required (including, without limitation, any federal, state or local income or employment taxes).

(b)	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(c)	Modification. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Hefty and by the Company.

(d)	Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Wisconsin shall be controlling law in all matters relating to this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of __________, 2001.

COBALT CORPORATION

By:
Thomas R. Hefty

James L. Forbes
Chairperson, Management Review Committee

Stephen E. Bablitch
Senior Vice President, General Counsel and Secretary